Exhibit 99.1

Cash Technologies Announces Results of Annual Shareholder Meeting

LOS ANGELES, June 24 /PRNewswire-FirstCall/ -- Cash Technologies, Inc. (Amex: TQ - News) announced today the results of the Company's annual shareholder meeting held on June 20, 2005.

At the meeting, shareholders representing an aggregate of 10,282,322 voting shares were present either in person or by proxy, representing 59% of the total outstanding voting shares. For the purposes of the Meeting, at the record date of May 17, 2005, there were 17,303,031 voting shares issued and outstanding.

The following Directors were re-elected:
Name
Bruce Korman
Richard Miller
Robert Fagenson
Kevin Walls

The following proposals were approved by the shareholders:

Amendment to the Employee 1996 Stock Option Plan
Amendment to the Non-Executive Director Option Plan
Conversion Terms of Series C, D and F Preferred Stocks
Proposal to Ratify the Selection of Vasquez & Company, LLP

The Shareholders decided to adjourn the portion of the meeting dealing with the amendment of the company's Certificate of Incorporation until July 11, 2005 in order to complete voting on that item because not all votes cast, or expected to be cast had been received at the time of the meeting.

About Cash Technologies, Inc.

Cash Technologies, Inc. develops and markets innovative data processing systems, including the BONUS(TM) and MFS(TM) financial services systems, EMMA(TM) transaction processing software and PrISM(TM) security system. Its Heuristic subsidiary creates and markets medical and employee benefits data processing solutions and debit card programs. Cash Tech's common stock is traded on the American Stock Exchange under the symbol "TQ." For more information, visit www.cashtechnologies.com.

The statements in this news release that do not directly relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside Cash Technologies Inc.'s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Many factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company's prior filings with the Securities and Exchange Commission, including their most recent filings. Cash Technologies, Inc. disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event or otherwise.

Media Contacts:

Ed King
213-745-2000 Ext. 114